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                                                                     EXHIBIT 12
                            AMERICAN AIRLINES, INC.
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                 (IN MILLIONS)

                                                         1994          1995          1996          1997          1998
                                                      ----------    ----------    ----------    ----------    ----------

Earnings:
   Earnings from continuing operations before
   income taxes and extraordinary loss                $      100    $       20    $      956    $    1,287    $    1,744

   Add:  Total fixed charges (per below)                   1,181         1,282         1,075           995           906

   Less:  Interest capitalized                                21            14            10            19            97
                                                      ----------    ----------    ----------    ----------    ----------
      Total earnings                                  $    1,260    $    1,288    $    2,021    $    2,263    $    2,553
                                                      ==========    ==========    ==========    ==========    ==========

Fixed charges:
   Interest                                           $      441    $      546    $      370    $      297    $      208

   Portion on rental expense representative
   of the interest factor                                    736           733           704           697           697

   Amortization of debt expense                                4             3             1             1             1
                                                      ----------    ----------    ----------    ----------    ----------
      Total fixed charges                             $    1,181    $    1,282    $    1,075    $      995    $      906
                                                      ==========    ==========    ==========    ==========    ==========

Ratio of earnings to fixed charges                          1.07          1.00          1.88          2.27          2.82
                                                      ==========    ==========    ==========    ==========    ==========